Exhibit 99.1

NEWS

Contact:	David Weinberg	Melody Carey
	Chief Financial Officer	Rx Communications Group, LLC
	(973) 486-8833	(917) 322-2571
cir@columbialabs.com

COLUMBIA LABORATORIES REPORTS FIRST QUARTER
2006 FINANCIAL RESULTS

LIVINGSTON, NJ— May 9, 2006—Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced financial results for the first quarter ended March 31, 2006. Highlights of the quarter included:

•	Net revenues of $4.5 million, an increase from $4.3 million in the first quarter of 2005.

•	Operating expenses of $4.8 million, a decrease from $6.0 million in the first quarter of 2005.

•	Loss from operations of $2.1 million, an improvement from a loss from operations of $3.6 million in the first quarter of 2005.

•	Net loss of $2.7 million, or $0.06 per share, an improvement from a net loss of $4.2 million, or $0.10 per share, in the first quarter of 2005.

•	Raised $28.8 million, after expenses, through a private placement of shares of common stock and warrants. Banc of America Securities LLC acted as placement agent.

•	Enrollment in the Phase III study of Prochieve® 8% (progesterone gel) for the prevention of preterm birth continued to increase and reached 502 patients at the end of April, 2006.

Robert S. Mills, Columbia’s president and chief executive officer, said, “Enrollment in the preterm study continues to be strong, with 502 patients enrolled in the study at the end of April. We remain on track to meet our stated goal of completing enrollment in this important clinical trial by the end of the third quarter. The goal of this program is to expand labeling for Prochieve 8% (progesterone gel), a natural progesterone that is FDA approved and commercially available to treat infertility, to include the prevention of preterm birth in women who are at risk for this problem.

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FAX: (973) 994-3001

Columbia Laboratories Reports First Quarter 2006 Financial Results
May 9, 2006

Also during the first quarter, we strengthened our balance sheet with $28.8 million in net proceeds from a private placement of common stock and warrants. Among the investors were a number of new institutional shareholders as well as long-time holders of our stock, and we are pleased with their show of support for Columbia, our opportunities, and our growth strategy,” concluded Mills.

Prochieve® 8% (progesterone gel) for Preterm Birth
During the first quarter of 2006, Columbia continued to execute its strategies to enroll patients in the Prochieve® preterm study. This multi-center, randomized, double-blind, placebo-controlled Phase III study is designed to assess the efficacy, safety, and tolerability of Prochieve® 8% (progesterone gel) in preventing preterm delivery in pregnant women who are predisposed to this problem. The goal of this program is to expand the Prochieve® 8% (progesterone gel) label beyond infertility and secondary amenorrhea, for which it is currently approved and commercially available, to include this potential new indication.

This study is designed to enroll 636 patients; 502 patients were enrolled as of the end of April, 2006. The Company added five additional centers by the end of April, bringing to 58 the number of study centers actively recruiting patients. Columbia continues to expect that enrollment in the preterm study will be complete by the end of third quarter 2006, and plans, if positive results are obtained, to file with the FDA for a label indication in mid-2007. Because there is no approved treatment for preterm birth, and because of the growing prevalence and vast economic and social impact of this problem, the Company is hopeful that the FDA will grant an expedited review during 2007.

Financial Overview
Net revenues for the first quarter of 2006 were $4.5 million, compared to $4.3 million in the first quarter of 2005. Revenues from promoted products were $1.8 million in the first quarter of 2006 as compared with $1.4 million in the first quarter of 2005, primarily as a result of an increase in sales of the Prochieve line of products. Revenues from partnered products were $2.7 million in the first quarter of 2006 as compared with $2.9 million in the first quarter of 2005, reflecting a reduction in orders of RepHresh.

Gross profit as a percentage of net sales was 59% in the first quarter of 2006, versus 58% in the first quarter of 2005. The increase was a result of a change in product mix. Cost of revenues for Prochieve includes a 30% royalty on net sales paid to Serono.

Selling and distribution expenses were $1.5 million in the first quarter of 2006, a 48% decrease from $2.9 million in the first quarter of 2005, reflecting the restructuring and reduction of the Company’s sales force in February 2005 from approximately 80 persons to approximately 28 persons. The first quarter of 2005 included one month of salaries and benefits to the larger sales group, as well as severance costs, which the Company did not incur in the first quarter of 2006.

General and administration costs decreased 13% to $1.6 million in the first quarter of 2006 from $1.8 million a year ago. The reduction in expenses was primarily the result of a decrease in salary expense, offset by an increase in insurance premiums and legal fees.

Research and development costs were $1.7 million in the first quarter of 2006, a 34% increase from $1.3 million in first quarter of 2005, predominantly reflecting costs related to the ongoing Phase III trial for Prochieve® 8% (progesterone gel) in preventing preterm delivery in pregnant women who are at risk for this problem.

Columbia Laboratories Reports First Quarter 2006 Financial Results
May 9, 2006

As a result, for the first quarter of 2006 the Company reported a net loss of $2.7 million, or $0.06 per basic and diluted share, as compared to a net loss of $4.2 million, or $0.10 per basic and diluted share, in the first quarter of 2005.

Cash and cash equivalents increased from $7.1 million at December 31, 2005 to $35.1 million at March 31, 2006, which includes $28,813,385 in net proceeds from the sale of 7,428,220 shares of common stock and $260,045 from the exercise of employee stock options.

After the close of the first quarter of 2006, the Company made an advance payment of $11.6 million on a contractually required true-up payment to PharmaBio Development. This amount represents the present value of a $12 million true-up payment due November 14, 2006, calculated using a six percent interest discount factor. The pre-payment of this obligation saved Columbia approximately $90,000 based on the difference between the discount received on the prepayment and the amount that the Company could have earned on the $11.6 million.

Conference Call
As previously announced, Columbia Laboratories will hold a conference call to review financial results of the first quarter ended March 31, 2006 as follows:

Date:	Tuesday, May 9, 2006
Time:	12:00 p.m. ET
U.S./Canada dial-in number:	(800) 811-8824
International dial-in number:	(913) 981-4903
Access passcode:	2478266
Live webcast:	www.columbialabs.com, under the investor relations tab

A recording of the conference call will be available two hours after completion until May 16, 2006 at 11:59 p.m. ET at (888) 203-1112 (U.S.) and (719) 457-0820 (International). The replay passcode is 2478266. The webcast will be archived for on-demand listening for one year on Columbia Laboratories website, www.columbialabs.com, under the investor relations tab.

About Columbia Laboratories
Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women's health care and endocrinology products. Columbia markets Prochieve® 8% (progesterone gel) for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and Prochieve® 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company also markets Striant® (testosterone buccal system) for the treatment of hypogonadism in men. Columbia's products and product candidates utilize the Company's bioadhesive drug delivery technology, which is able to deliver a broad range of compounds, including peptides, across many of the body’s mucosal surfaces to address numerous therapeutic areas. The Company is investigating the potential utility of Prochieve® 8% (progesterone gel) in the prevention of preterm birth and developing a vaginally-administered lidocaine product to treat dysmenorrhea and pelvic pain. For more information, please visit www.columbialabs.com.

Columbia Laboratories Reports First Quarter 2006 Financial Results
May 9, 2006

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, certain statements of Columbia Laboratories, Inc.’s expectations made in this press release, including those regarding the Company’s clinical research programs, strategic direction, prospects and future results, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties. Those statements include statements regarding the intent, belief or current expectations of Columbia Laboratories and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of Prochieve® 8% (progesterone gel), Prochieve® 4% (progesterone gel), and Striant® (testosterone buccal tablet) in the U.S.; whether Prochieve is dispensed to patients of physicians on Serono’s target list of fertility specialists at a rate of less than 10% the amount of Crinone® dispensed to those patients, the timing and size of orders for out-licensed products from our marketing partners; the timely and successful completion of clinical studies, including the Prochieve® 8% study for preventing preterm delivery and vaginally-administered lidocaine studies; success in obtaining acceptance and approval of new products and indications for current products by the FDA and international regulatory agencies, including acceptance and approval of an indication for preventing preterm delivery for Prochieve® 8% from the FDA; the timely receipt of the national marketing authorizations and individual licenses for Striant® in European countries; the timely payment of milestone payments by our marketing and product development partners; the timely and successful development of products; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and health care industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

Striant®, Prochieve® and Crinone® are registered trademarks of Columbia Laboratories, Inc.

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Columbia Laboratories Reports First Quarter 2006 Financial Results
May 9, 2006

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2006	2005

NET REVENUES	$4,545,377	$4,280,577
COST OF REVENUES	1,878,268	1,817,005
Gross profit	2,667,109	2,463,572

OPERATING EXPENSES:
Selling and distribution	1,499,979	2,898,603
General and administrative	1,587,650	1,825,758
Research and development	1,726,617	1,292,225
Total operating expenses	4,814,246	6,016,586
Loss from operations	(2,147,137)	(3,553,014)
OTHER INCOME (EXPENSE):
Interest income	100,495	45,838
Interest expense	(670,991)	(740,613)
Other, net	(28,689)	33,082
	(599,185)	(661,693)
Net loss	$(2,746,322)	$(4,214,707)

NET LOSS PER COMMON SHARE:
(Basic and diluted)	$(0.06)	$(0.10)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
(Basic and diluted)	43,344,645	41,751,934

Columbia Laboratories Reports First Quarter 2006 Financial Results
May 9, 2006

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31, 2005
ASSETS	(Unaudited)
Current assets-
Cash and cash equivalents	$35,080,377	$7,136,854
Accounts receivable, net	3,852,125	4,020,019
Inventories	1,892,916	1,821,433
Prepaid expenses and other current assets	939,096	625,908
Total current assets	41,764,514	13,604,214
Property and equipment, net	944,229	1,002,580
Other assets	124,901	124,756
TOTAL ASSETS	$42,833,644	$14,731,550

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities-
Current portion of financing agreements	$12,986,145	$12,840,161
Accounts payable	3,332,084	1,905,381
Accrued expenses	1,785,021	2,329,475
Total current liabilities	18,103,250	17,075,017
Deferred revenue	4,302,173	4,058,327
Long-term portion of financing agreements	9,183,093	8,747,743
TOTAL LIABILITIES	31,588,516	29,881,087

Stockholders’ equity (deficiency)-
Preferred stock, $0.01 par value; 1,000,000 shares authorized:
Series B Convertible Preferred Stock, 130 shares issued and outstanding in 2006 and 2005	1	1
Series C Convertible Preferred Stock, 3,250 shares issued and outstanding in 2006 and 2005	32	32
Series E Convertible Preferred Stock, 69,000 shares issued and outstanding in 2006 and 2005	690	690
Common stock, $0.01 par value; 100,000,000 authorized:
49,336,382 and 41,754,784 shares issued and outstanding in 2006 and 2005, respectively	493,364	417,548
Capital in excess of par value	204,398,069	175,340,023
Accumulated deficit	(193,831,296)	(191,084,974)
Accumulated other comprehensive income	184,268	177,143
TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	11,245,128	(15,149,537)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$42,833,644	$14,731,550